Exhibit 99.1

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2005 AND DECLARES CASH DIVIDEND

HONOLULU, HAWAII, February 14, 2006 -- Barnwell Industries, Inc., (ASE-BRN) today reported net earnings of $6,340,000 ($0.73 per share – diluted) for the three months ended December 31, 2005, as compared to $2,440,000 ($0.29 per share – diluted) for the three months ended December 31, 2004.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “We are very pleased and proud to report record quarterly net earnings, a great beginning to the Company’s 50th year as a public corporation. Total revenues reached $17,601,000, a $5,004,000 (40%) increase from last year’s first quarter, and all three of our business segments contributed to our success.

“Natural gas and oil revenues increased $4,440,000, or 58%, for the three months ended December 31, 2005, as compared to the three months ended December 31, 2004. The Company utilized the cash flows generated by its operations to make significant investments in its oil and gas exploration and development programs. Additionally, the contract drilling segment was also profitable and had a $700,000 gain from the sale of a drill rig. Net earnings for the three months ended December 31, 2005, included deferred tax benefits of approximately $2,170,000 related to foreign tax credit carryforwards affected by Barnwell’s projected significantly higher level of oil and natural gas capital expenditures in Canada. There was no such benefit in last year’s first quarter.

“In our land investment segment, Barnwell recognized net revenues of $2,702,000 during the three months ended December 31, 2005, due to Kaupulehu Developments’, Barnwell’s 77.6% owned land development partnership, receipt of the fifth and a portion of the sixth of ten scheduled option payments relating to the development rights within Hualalai Resort at Kaupulehu, in the North Kona district on the island of Hawaii. Additionally, in January 2006, lot sales began for the 80-lot Increment I project being developed by WB KD Acquisition, LLC on land it acquired the leasehold interest in from Kaupulehu Developments and Kaupulehu Developments received a $2,500,000 payment to be recognized in Barnwell’s second quarter ending March 31, 2006. There is no assurance the remaining options will be exercised or that any of the remaining lots will be sold or that further payments will be made to Kaupulehu Developments.”

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Barnwell Industries, Inc.

February 14, 2006

IMMEDIATE RELEASE

Page Two

In October 2005, Barnwell’s Board of Directors declared a three-for-one stock split in the form of a 200% stock dividend. The shares were distributed on November 14, 2005 to all shareholders of record as of October 28, 2005. All share and per share information in this press release have been adjusted to reflect the stock split for all periods presented.

Barnwell also announced today that its Board of Directors has declared a cash dividend of $0.05 per share, payable March 15, 2006, to stockholders of record on March 1, 2006.

The information contained in this press release contains “forward-looking statements”, which are statements related to future, not past events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “seeks,” “will,” and similar expressions. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risks and uncertainties that may affect our operations, markets, products, services, and prices, as described in our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. Accordingly, there is no assurance that our expectations will be realized. We assume no obligation to update any forward-looking statements contained in this press release as the result of new information or future events or developments except as required by applicable law.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Quarter ended December 31,
	2005	2004

Revenues	$17,601,000	$12,597,000

Net earnings	$6,340,000	$2,440,000

Net earnings per share - basic	$0.78	$0.30
Net earnings per share - diluted	$0.73	$0.29

Weighted average shares
and equivalent shares outstanding:
Basic	8,169,060	8,104,137

Diluted	8,726,345	8,543,493